Exhibit 10.3

November 21, 2014

Marc Schneebaum

4601B Coastal Highway #704

Ocean City, MD 21842

Dear Marc:

On behalf of Synta Pharmaceuticals, I am pleased to offer you the position of Senior Vice President and Chief Financial Officer reporting to Anne Whitaker, President and Chief Executive Officer for Synta Pharmaceuticals Corp. (hereinafter “Synta Pharmaceuticals” or the “Company”).

1.                                      Effective Date:  The effective date of your employment is December 8, 2014.

2.                                      Compensation:  Your initial base salary will be $325,000.00 annually, payable at a semi-monthly rate of $13,541.67, from which all applicable taxes and other customary employment-related deductions will be taken.

For the first annual performance review following your hire date, all pay-for-performance compensation (such as merit increases, bonuses and annual stock option grants) will be pro-rated based on your start date and the percentage of the calendar year that you worked.  Employees who start after September 30th will not be included in the performance review for that calendar year.

You will receive reimbursement of temporary living expenses (for 90 days) and travel expenses in amount not to exceed $20,000 In addition, we will cover the cost of the pack and move from your Maryland location to the Massachusetts area.  Should you choose to leave Synta within 24 months of your start date, you agree to reimburse Synta for the expenses paid on your behalf.

3.                                      Bonus:  You will be eligible to receive an annual, discretionary performance based bonus.  This cash bonus, for fully meeting and exceeding expectations under the Company’s bonus program, is expected to be at a target level of 40% of your base salary.  Such bonus, if any, will be granted at the discretion of the Company’s Board of Directors and will be paid to you by no later than March 15th of the calendar year immediately following the calendar year in which it was earned.  You are not eligible to receive a bonus payment for the calendar year 2014.

4.                                      Stock Option:  You will be granted a non-qualified stock option to purchase Two Hundred Twenty Five (225,000) shares of the Company’s at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of the Company’s common stock on the date of the grant.  Twenty five percent (25%) of the shares shall vest on the first (1st) anniversary of the Commencement Date, and six and one quarter percent (6.25%) of the shares shall vest on the last day of each successive three-month period thereafter, provided that you remain employed by the Company on the vesting date, except as otherwise set forth herein or in the stock option agreement.  The option described is intended as an inducement grant pursuant to the parameters set forth in Nasdaq Rule 563(c )(4), which, in this case, provides an exception to the stockholder approval requirements for the grant of non-qualified stock options outside the Plan.  The option shall be evidenced in writing by a stock option agreement, and subject to terms and conditions substantially similar to the Plan and the Company’s standard form of stock option agreement.  The stock option agreement shall expire ten (10) years from the date of grant except as otherwise provided herein or in the stock option agreement.

You will also be granted Seventy Five Thousand (75,000) shares of the Company’s common stock.  These restricted shares shall be subject to the following vesting schedule:  50% vest on the second anniversary of your hire date and the remainder on the third anniversary of your hire date.  The shares to be issued are intended as an inducement grant pursuant to the parameters set forth in Nasdaq Rule 5635(c)(4), which, in this case, provides an exception to the stockholder approval requirements for the grant of equity outside the Plan.  The issuance of shares shall be evidenced in writing by a restricted stock agreement, and subject to terms and conditions substantially similar to the Plan and the Company’s standard form of restricted stock agreement.

5.                                      Severance and Change of Control:  Please refer to the document included with this offer of employment entitled Severance and Change of Control Agreement, a copy of which is attached hereto as Exhibit B.

6.                                      Benefits:  As a full-time employee, you will be eligible to participate in certain Company-sponsored benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to other employees of the Company of similar rank and tenure.  All benefits may be changed or modified from time to time at the Company’s sole discretion.

7.                                      Employment Period:  Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

8.                                      Contingencies:  Our employment offer to you is contingent upon (1) your execution of the standard form of Non-Competition, Confidentiality and Inventions Agreement (a copy of which is attached hereto as Exhibit A); (2) your ability, as required under federal law, to establish your employment eligibility as a U.S. citizen, a lawful permanent resident of the U.S. or an individual specifically authorized for employment by the Immigration and Naturalization Service; and (3) completion of a satisfactory background check.  If any of the foregoing conditions are not met, this employment offer shall be null and void.

9.                                      Jurisdiction and Waiver:  In the case of any dispute, this offer of employment shall be interpreted under the laws of the Commonwealth of Massachusetts.  By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company or any separation of employment (whether voluntary or involuntary) from the Company, shall be resolved in a court of competent jurisdiction in Massachusetts by a judge alone, and you knowingly waive and forever renounce your right to a trial before a civil jury; provided, however, that any claims related to the terms of the Severance and Change of Control Agreement shall be resolved in the arbitration forum specified in that agreement.

10.                               Orientation:  On your first day of employment, please arrive at 45 Hartwell Avenue at 8:30 am for benefits enrollment with Human Resources.

Marc, we are very enthusiastic and looking forward to your joining us as a Synta Pharmaceuticals employee.  Please indicate your acceptance of the foregoing by signing one enclosed copy of this letter and returning it to Art McMahon by no later than December 1, 2014.  After that date, this offer will lapse.  If you need additional time to respond to this offer, please let us know immediately.

Sincerely,

SYNTA PHARMACEUTICALS CORP.

/s/ Anne Whitaker
Anne Whitaker
President and Chief Executive Officer

Agreed to and accepted:

Name:	/s/ Marc Schneebaum	Date:	November 24, 2014
Marc Schneebaum